UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 22, 2026

NUVVE HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40296	86-1617000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2488 Historic Decatur Road, Ste 230	San Diego,	California	92106
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (619) 456-5161

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	NVVE	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2026, Nuvve Denmark ApS, a Danish company (“Nuvve Denmark”) and wholly owned subsidiary of Nuvve Holding Corp. (the “Company”), entered into a sale and purchase agreement (the “Sale and Purchase Agreement”) with Toparceanu Ioan, Ciolacu Silviu, Fodor Alexandru, Vulcan Ioan, Dungaciu Andrei, Popa Partenie (collectively, the “Sellers” and together with the Purchaser, the “Parties”) to acquire all of the equity interests of BESS Sibiu SRL, a Romanian limited liability company (“BESS Sibiu”), which is currently developing a 42 MW battery energy storage system (the “Battery Energy Storage Project”) in Sibiu, Romania. In exchange, Nuvve Denmark agreed to pay to the Sellers, (i) a monthly fee of €10,000 (approximately $11,420 at the June 30, 2026 EUR/USD exchange rate) accruing from the execution of the Sale and Purchase Agreement until the earlier of the COD Date (as defined below) or COD Long Stop Date (as defined below) (the “Development Fee”), (ii) upon the Closing (as defined below), approximately €420,000 (approximately $480,000 at the June 30, 2026 EUR/USD exchange rate) (the “Initial Purchase Price”), subject to certain adjustments, including (a) an increase per the amount of the financial guarantee made to the Romanian Energy Regulatory Authority, (b) a decrease for the amount of certain outstanding loans owed by BESS Sibiu to the Sellers (the “Seller Loan Amount”), and (c) relevant adjustments, which may be either a positive or negative amount, for the net working capital of BESS Sibiu at the Closing, and (iii) only upon receipt of a generation license issued by the Romanian Energy Regulatory Authority regarding the Battery Energy Storage Project (the “COD Date”), approximately €1,260,000 (approximately $1,440,000 at the June 30, 2026 EUR/USD exchange rate), subject to reduction by the amount of the previously paid Development Fee, (the “COD Payment”). If, due to reasons attributable to the Sellers, the COD Date has not occurred as of the fifteen-month anniversary of the Closing (the “COD Long Stop Date”), the COD Payment shall not become due or payable. Additionally, Nuvve Denmark has agreed to pay to the Sellers the Seller Loan Amount in an aggregate amount equal to RON 946,000 (approximately $206,000 at the June 30, 2026 RON/USD exchange rate).

The Sale and Purchase Agreement is subject to customary closing conditions, and certain further conditions including approval of the transfer of the equity interests pursuant to Romanian law and subject to review by Romania’s commission on foreign direct investment (the “Closing Conditions”). The completion of the sale and transfer of the equity interests of BESS Sibiu (the “Closing”) shall take place on (i) the business day falling no later than ten business days after the last Closing Condition is fulfilled and/or waived, or (ii) any other date as the Parties may agree in writing, provided that all Closing Conditions have been fulfilled or waived on such date and the Sale and Purchase Agreement has not been terminated. The Sale and Purchase Agreement shall automatically terminate if (i) not later than ten business days prior to October 22, 2026, all Closing Conditions have not been fulfilled or waived or, (ii) on October 22, 2026, if the Closing has not occurred and was not otherwise postponed in accordance with the Sale and Purchase Agreement or by agreement between the Parties. The Sale and Purchase Agreement is governed by and construed in accordance with Romanian law.

The foregoing description of the Sale and Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Sale and Purchase Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2026

NUVVE HOLDING CORP.

By:	/s/ Gregory Poilasne
Gregory Poilasne
Chief Executive Officer
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